Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

William S. McCalmont 972/753-2314	Darla Ashby 972/550-5037
Executive Vice President & CFO	Director, Public Affairs
wmccalmont@acecashexpress.com	dashby@acecashexpress.com

ACE CASH EXPRESS ANNOUNCES CEO SUCCESSION PLAN
Donald Neustadt to Continue as a Board Member
Jay Shipowitz to Become Chief Executive Officer

     DALLAS (December 2, 2003)—ACE Cash Express, Inc. (NASDAQ:AACE) today announced that Jay B. Shipowitz, the Company’s current President and Chief Operating Officer, will be appointed Chief Executive Officer on June 30, 2004 when Donald H. Neustadt steps down as the current CEO. Under the succession plan, Mr. Neustadt will continue to serve on ACE’s Board of Directors.

     “I believe this is the right time to announce ACE’s succession plan; we have never been in a stronger position. My 10 years as CEO have been both a challenging and rewarding experience,” said Donald H. Neustadt. “I want to continue to make a contribution but in a different role. Jay has made significant contributions to our growth. He is an innovator and an executive who can consistently deliver outstanding results. Under his leadership I know the management team will achieve continued success.”

     “I am very pleased that Don will continue to be involved with ACE as a board member. I know that I will be able to rely on his considerable experience and talents and continue our great working relationship,” said Jay B. Shipowitz. “We have solid financing, strong systems, a proven operations model and a talented management team that is committed to grow our business and increase shareholder value.”

     Mr. Neustadt has served as the Chief Executive Officer of the Company since November 1994 and as a Director of the Company since January 1987. Mr. Neustadt served as the Company’s President from November 1994 to December 1999 and as the Company’s President and Chief Operating Officer from January 1987 to November 1994.

     Mr. Shipowitz has served as the President and Chief Operating Officer and as a Director of the Company since January 2000 and as the Company’s Senior Vice President and Chief Financial Officer from May 1997 to January 2000. Mr. Shipowitz is a Director and member of the Executive Committee of Financial Service Centers of America, the industry trade association.

Forward-looking Statements

     This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

     Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations, and the related statements, are based on the assumptions of ACE’s management and are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties, and other factors, could cause the actual results to differ materially from those projected in the forward-looking statements.

     Those risks, uncertainties, and factors include, but are not limited to, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:

•	Competition within the check-cashing industry as well as from banks, saving and loans, short-term consumer lenders, and other similar financial services entities and from other retail businesses that offer products and services offered by ACE;

•	Maintenance of relationships with providers of financing for ACE and with key providers of products and services either offered by ACE to its customers or used by ACE in its business;

•	Changes in laws, regulations or accounting standards and decisions or actions taken by courts, regulators and governmental authorities;

•	Availability of financing, suitable locations, acquisition opportunities and experienced management to implement ACE’s growth strategy;

•	Increases in interest rates, which would increase ACE’s borrowing costs;

•	Lawsuits and regulatory proceedings and their respective results, including settlements.

     ACE does not assume, but expressly disclaims, any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of ACE’s Common Stock.

About the Company

     ACE Cash Express, Inc. is headquartered in Irving, Texas and is the largest owner, operator and franchiser of check-cashing stores in the United States. Founded in 1968, the Company had a total network of 1,174 stores, consisting of 968 company-owned stores and 206 franchised stores in 36 states and the District of Columbia as of September 30, 2003. ACE also operates self-service machines, which provide check-cashing or other financial services without the need for a service associate, at 20 company-owned store locations, 22 third-party bill-payment locations, and, during the tax season, ACE plans to place approximately 220 machines at H&R Block retail offices. ACE offers a broad range of check-cashing and other consumer financial services. ACE is one of the largest providers of MoneyGram wire transfer transactions, and it offers money orders, bill payment services, and prepaid local and long distance telecommunication services. Small, short-term consumer loans are also available to customers at various ACE company-owned stores. The Company’s website is found at www.acecashexpress.com.